Exhibit 99.1

NANOVIBRONIX ANNOUNCES POSITIVE RESULTS FROM

INDEPENENT, DOUBLE-BLIND TRIAL OF PAINSHIELD

Study Finds PainShield Device is Safe and Effective in the Treatment of Tennis Elbow

ELMSFORD, N.Y., Oct. 11, 2021 — NanoVibronix, Inc., (NASDAQ: NAOV), a healthcare device company that produces the UroShield® and PainShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today announced positive results from a randomized, double-blind study conducted at Birmingham Orthopedic and Sports Specialists in Birmingham, Alabama.

Clinicians at Birmingham Orthopedic and Sports Specialists recently conducted a randomized, double-blind study to evaluate the safety and effectiveness of the NanoVibronix PainShield. Patients in the study were being treated by an orthopedic surgeon for lateral epicondylitis, more commonly known as tennis elbow, a swelling or tearing of the tendons in the arm. It is characterized by a pain or ache on the outside of the arm where the forearm meets the elbow. All patients in the study had symptoms of pain and point tenderness at the beginning of the study and had been following customary treatment guidance, which failed to provide pain relief. Conversely, at the conclusion of the study, 91% of the patients in the PainShield treatment group had complete or partial resolution of symptoms. Patients used PainShield in conjunction with over-the-counter medication, as needed, but without the benefit of opioid-based prescription medication.

Brian Murphy, CEO of Nanovibronix, stated, “Results of the Birmingham study further reinforce that PainShield is safe, easy-to-use and highly effective in treating soft tissue pain. Patients in the study who wore our device reported marked reduction in pain and when combined with over-the-counter, anti-inflammatory medications, those same patients reported a complete resolution of symptoms within 10 days.”

Dr. David Lemak, MD, Lead Investigator of the Birmingham Study, added, “Patient outcomes were markedly improved with the use of PainShield and importantly, no patients returned with signs or symptoms of an exacerbation. Most encouraging are the results we were able to achieve for our patients without the use of prescription opioid medications, which can often lead to prolonged use and addiction.”

Full details of the study and its findings are available at nanovibronix.com.

PainShield is an ultrasound device that delivers a localized ultrasound effect to treat pain and induce soft tissue healing in a targeted area, while keeping the level of ultrasound energy at a safe and consistent level. Its range of applications includes acute and chronic pain resolution through its many mechanisms of action. The product has broad applications for sports injuries. PainShield can be used by patients at home or work or in a clinical setting and can be used even while the patient is sleeping. Patient benefits include ease of application and use, faster recovery time, high compliance, and increased safety and efficacy over existing devices that rely on higher-frequency ultrasound.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed, (ii) market acceptance of our existing and new products or lengthy product delays in key markets; (iii) negative or unreliable clinical trial results; (iv) inability to secure regulatory approvals for the sale of our products; (v) intense competition in the medical device industry from much larger, multinational companies; (vi) product liability claims; (vii) product malfunctions; (viii) our limited manufacturing capabilities and reliance on subcontractor assistance; (ix) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (x) our ability to successfully obtain and maintain intellectual property protection covering our products; (xi) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xii) our reliance on single suppliers for certain product components, (xiii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiv) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.